Exhibit 99.4

FIRST AMENDMENT TO

AMENDED AND RESTATED OPTION AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED OPTION AGREEMENT (the “First Amendment”) (a) is made as of August 1, 2014, (the “Effective Date”), between and among (i) Mr. Chan Sun Keung, an individual citizen of Hong Kong and Miss Cheung So Wa, an individual citizen of Hong Kong (individually and collectively, the “Grantor”); and (ii) Mr. Yan Keyan, an individual citizen of the People’s Republic of China (the “Optionee”), and (b) amends the Amended and Restated Option Agreement between the Parties dated as of March 9, 2011. Each of the Grantor and Optionee is referred to herein as a “Party” and together as the “Parties”. Capitalized terms not otherwise defined have the meanings assigned to them in the 2011 Option Agreement.

RECITALS

A.	The Parties entered into that certain Option Agreement dated November 16, 2009, whereby Optionee was granted an option to purchase 100% equity interest in Hongri International Holdings Limited, a company organized and existing under the laws of the British Virgin Islands (“Holdco”), consisting of the shares held by Grantor (the “2009 Option Agreement”).

B.	The Parties entered into that certain Amended and Restated Option Agreement dated as of March 9, 2011 (the “2011 Option Agreement”), pursuant to which the option granted under the 2009 Option Agreement was extended to the shares of a United-States domiciled shell company (the “Option Shares”) received by the Grantors in a March 11, 2011 share exchange transaction between Holdco and Bay Peak 1 Opportunity Corp., now known as KBS International Holdings, Inc. (“KBS”). As a consequence of that share exchange transaction, KBS is now the sole owner of Holdco.

C.	KBS intends to enter into a share exchange transaction with Aquasition Corp., a Marshall Islands company listed on NASDAQ (“AQU”), pursuant to which it will transfer 100% of the equity of Holdco to AQU in exchange for shares of the common stock of AQU (the “AQU Shares”). Immediately following the share exchange (the “AQU Share Exchange”), KBS intends to liquidate and dissolve, and distribute all the AQU Shares to its stockholders, including the Grantor.

D.	The Grantor therefore desires to amend the 2011 Option Agreement to the effect of granting the Optionee the right to purchase from it all, but not less than all, the AQU Shares held by it after the liquidation and dissolution of KBS.

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AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, the Parties agree as follows:

1.	Amendment. The 2011 Option Agreement is hereby amended, as of the Effective Date, as follows:

1.1	Application to AQU Shares. The following is inserted at the end of Section 1.1: “Upon the dissolution and liquidation of the Shell Company as contemplated by that certain Share Exchange Agreement and Plan of Liquidation dated as of March 24, 2014 between the Shell Company, Aquasition Corp., a Marshall Islands company (“AQU”) and certain other parties (the “AQU Share Exchange”) the term “Option Shares,” as used herein, shall mean the shares of the common stock of AQU issued to KBS in the AQU Share Exchange and held by Grantor.”

1.2	Shell Company. The following is inserted at the end of Section 1.2: “As used herein, “Shell Company” means Bay Peak 1 Opportunity Corp., now known as KBS International Holdings, Inc. (“KBS”).”

1.3	Option Period. The following is inserted at the end of Section 1.3: “Notwithstanding the foregoing, upon the consummation of the AQU Share Exchange, the Option Right will be effective during the period which is six (6) months after the date on which the first disclosure on Form 20-F is filed by AQU following the consummation of the AQU Share Exchange, but before the fifth (5th) anniversary of the effective date of such filing, which anniversary date will be the Expiration Date.”

1.4	Exhibit C. Exhibit C and all references to it are deleted in their entirety.

2.	Waivers. Optionee acknowledges that (a) each of the Grantors has transferred some of the shares it held in KBS to third parties since the date of the 2011 Option Agreement; (b) Grantors have voted their shares of KBS in favor of, or to adopt or approve, one or more of the corporate events listed in Section 4.1(a)-f) of the 2011 Option Agreement, including the AQU Share Exchange; and (c) the AQU Share Exchange effectively transfers to AQU all of the business and management organization of Holdco and its subsidiaries. To the extent each such action or event was not consented to in advance by Optionee, Optionee waives any objection thereto or rights against Grantors arising therefrom under the 2011 Option Agreement.

3.	Other Provisions. Except as amended by this First Amendment, the 2011 Option Agreement remains in full force and effect, and each of its provisions shall apply, mutatis mutandis, to this First Amendment.

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In Witness Whereof, the Parties have caused this First Amendment to Amended and Restated Option Agreement to be executed and delivered as of the date first set forth above.

“GRANTOR”	“OPTIONEE”

/s/ CHAN Sun Keung	/s/ YAN Keyan
CHAN Sun Keung	YAN Keyan

/s/ CHEUNG So Wa
CHEUNG So Wa

SIGNATURE PAGE TO FIRST AMENDMENT

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